EXHIBIT 99.1

FINANCIAL STATEMENTS OF PSMA DEVELOPMENT

COMPANY LLC FOR THE YEAR ENDED

DECEMBER 31, 2003

Report of Independent Auditors

To the Members of the

PSMA Development Company LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ (deficit) equity and of cash flows present fairly, in all material respects, the financial position of PSMA Development Company LLC (the “Company”) (a development stage enterprise) at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 and the cumulative period from June 15, 1999 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

New York, New York

February 26, 2004

PSMA Development Company LLC

(a development stage enterprise)

Balance Sheets

	December 31,
	2002	2003
ASSETS
Current assets:
Cash	$289,904	$1,172,705
Accounts receivable from Progenics Pharmaceuticals, Inc., a related party		108,687

	$289,904	$1,281,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to Progenics Pharmaceuticals, Inc., a related party	$304,154
Accounts payable and accrued expenses		$199,233

Total liabilities	304,154	199,233

Capital contributions	11,398,424	19,398,424
Deficit accumulated during the development stage	(11,412,674)	(18,316,265)

Total stockholders’ (deficit) equity	(14,250)	1,082,159

Total liabilities and stockholders’ equity	$289,904	$1,281,392

The accompanying notes are an integral part of the financial statements.

PSMA Development Company LLC

(a development stage enterprise)

Statements of Operations

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Cumulative from June 15, 1999 (Inception) to December 31, 2003
Revenue:
Interest income	$47,111	$12,680	$5,097	$233,934

Expenses:
Research and development	2,373,768	5,138,193	6,546,863	16,981,113
General and administrative	206,856	647,333	361,825	1,366,021
Interest	42,748			203,065

Total expenses	2,623,372	5,785,526	6,908,688	18,550,199

Net loss	$(2,576,261)	$(5,772,846)	$(6,903,591)	$(18,316,265)

The accompanying notes are an integral part of the financial statements.

PSMA Development Company LLC

(a development stage enterprise)

Statements of Stockholders’ (Deficit) Equity

For the period from June 15, 1999 (Inception) to December 31, 2003,

including the period from June 15, 1999 (Inception) to December 31, 1999,

and the years ended December 31, 2000, 2001, 2002 and 2003

	Capital Contributions	Contribution Receivable		Accumulated Deficit	Total	Comprehensive Loss
Capital contributions	$2,220,454				$2,220,454
Contribution receivable, Progenics Pharmaceuticals Inc. License Fee			$(796,934)		(796,934)
Amortization of discount on capital contribution			(72,813)		(72,813)
Net loss for the period from June 15, 1999 (inception) to December 31, 1999				$(2,074,365)	(2,074,365)	$(2,074,365)

Balance at December 31, 1999	2,220,454		(869,747)	(2,074,365)	(723,658)
Capital contributions	901,835				901,835
Amortization of discount on capital contribution			(87,504)		(87,504)
Contribution receivable, Progenics Pharmaceuticals Inc. License Fee			500,000		500,000
Net loss for the year ended December 31, 2000				(989,202)	(989,202)	(989,202)

Balance at December 31, 2000	3,122,289		(457,251)	(3,063,567)	(398,529)
Amortization of discount on capital contribution			(42,749)		(42,749)
Capital contributions	3,676,135		500,000		4,176,135
Contribution receivable, Progenics Pharmaceuticals Inc. License Fee			(500,000)		(500,000)
Net loss for the year ended December 31, 2001				(2,576,261)	(2,576,261)	(2,576,261)

Balance at December 31, 2001	6,798,424		(500,000)	(5,639,828)	658,596
Capital contributions	4,600,000				4,600,000
Contribution receivable, Progenics Pharmaceuticals Inc. License Fee			500,000		500,000
Net loss for the year ended December 31, 2002				(5,772,846)	(5,772,846)	(5,772,846)

Balance at December 31, 2002	11,398,424			(11,412,674)	(14,250)
Capital contributions	8,000,000				8,000,000
Net loss for the year ended December 31, 2003				(6,903,591)	(6,903,591)	(6,903,591)

Balance at December 31, 2003	$19,398,424	$		$(18,316,265)	$1,082,159

The accompanying notes are an integral part of the financial statements.

PSMA Development Company LLC

(a development stage enterprise)

Statements of Cash Flows

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Cumulative from June 15, 1999 (Inception) to December 31, 2003
Cash flows from operating activities: Net loss	$(2,576,261)	$(5,772,846)	$(6,903,591)	(18,316,265)
Amortization of discount on capital contribution	(42,749)			(203,066)
Adjustment to reconcile net loss to net cash used in operating activities:
(Decrease) in accounts payable to Progenics Pharmaceuticals, Inc., a related party	(255,925)	(47,179)	(304,154)
Increase in accounts payable and accrued expenses			199,233	199,233
Increase in accounts receivable from Progenics Pharmaceuticals, Inc., a related party			(108,687)	(108,687)

Net cash used in operating activities	(2,874,935)	(5,820,025)	(7,117,199)	(18,428,785)

Cash flows from financing activities:
Capital contributions	3,676,135	4,600,000	8,000,000	19,398,424
Contributions receivable from Progenics Pharmaceuticals, Inc., a related party		500,000		203,066

Net cash provided by financing activities	3,676,135	5,100,000	8,000,000	19,601,490

Increase (decrease) in cash and cash equivalents	801,200	(720,025)	882,801	1,172,705

Cash and cash equivalents at beginning of period	208,729	1,009,929	289,904

Cash and cash equivalents at end of period	$1,009,929	$289,904	$1,172,705	$1,172,705

The accompanying notes are an integral part of the financial statements.

PSMA Development Company LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

1.    Organization and Business

PSMA Development Company LLC (the “JV”) was formed on June 15, 1999 as a joint venture between Progenics Pharmaceuticals, Inc. (“Progenics”) and CYTOGEN Corporation (“CYTOGEN”) (each a “Member” and collectively, the “Members”) for the purposes of conducting research, development, manufacturing and marketing of products related to prostate-specific membrane antigen (“PSMA”). Each Member has equal ownership, representation on the JV’s management committee and equal voting rights and rights to profits and losses of the JV, as defined. In connection with the formation of the JV, the Members entered into a series of agreements, including an LLC Agreement, a Licensing Agreement and a Services Agreement (collectively, the “Agreements”) which generally define the rights and obligations of each Member, including but not limited to the obligations of the Members with respect to capital contributions and funding of research and development of the JV for each coming year (see Note 3). In January 2004, the Members approved an annual budget and work plan in order to provide such funding for 2004. The Services Agreement referred to above expired effective January 31, 2004, and the Members have not yet agreed upon the terms of a replacement services agreement, if any. In the interim, the Members have agreed that they will continue to perform research and development in accordance with the approved annual budget and work plan for 2004.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

The JV considers all highly liquid investments which have maturities of three months or less when acquired to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. At December 31, 2003, cash consisted of a single interest bearing money market account in a commercial bank.

Interest Income

Interest income from the investment of excess cash balances is recognized as earned. Interest income from the amortization of the discount on the payments to Cytogen (see Note 3) was recognized ratably over the term of the financial instrument.

Research and Development

Research and development costs are expensed as incurred.

Concentrations of Credit Risk

Financial instruments which potentially subject the JV to concentration of credit risk consist of cash and receivables from Members.

Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

The JV’s financial statements do not include a provision (credit) for income taxes. Income taxes, if any, are the liability of the individual Members.

PSMA Development Company LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.    Joint Venture Agreements

In connection with the formation of the JV, the Members entered into a series of agreements, including an LLC Agreement, a Licensing Agreement and a Services Agreement.

Under the terms of the LLC Agreement, Progenics was required to pay to the JV $2.0 million in supplemental capital contributions at certain defined dates or upon the achievement of defined milestones by the JV. In accordance with the Agreements, Progenics’ $2.0 million supplemental capital contribution was used by the JV to pay a $2.0 million non-refundable licensing fee to Cytogen (the “Cytogen Payment”). The payment terms of the Cytogen Payment were identical to the payment terms of Progenics’ required supplemental capital contribution. Since it was probable that Progenics would be required to fund the $2.0 million supplemental capital contribution and that the JV would be required to pay the licensing fee to Cytogen, the JV, upon execution of the Agreements, recognized a receivable and payable from Progenics and Cytogen, respectively, for $1,796,934. Such amount represented the present value of the supplemental capital contribution and the Cytogen Payment discounted at 10%. The discount on those payments was amortized ratably over the respective payment term as interest income and interest expense. During the period from June 15, 1999 (inception) to December 31, 1999, and the years ended December 31, 2000 and 2001, the JV received $1.0 million, $500,000 and $500,000, respectively, from Progenics which was, in turn, paid to Cytogen during that same periods. In addition, $72,813, $87,504 and $42,749 of discount was amortized during the period from June 15, 1999 (inception) to December 31, 1999 and the years ended December 31, 2000 and 2001, respectively.

The Members have approved an annual budget of approximately $9.1 million and a work plan for the year 2004 pursuant to which, among other things, the Members are engaged in a research and development program on behalf of the JV with the majority of the work to be performed by Progenics. During the years ended December 31, 2001, 2002, and 2003, and through January 31, 2004, research and development expenses were paid to the Members for their services pursuant to a Services Agreement. During the years ended December 31, 2001, 2002, and 2003, research and development expenses paid to Progenics for services under the Services Agreement were approximately $199,000, $5.3 million, and $3.5 million, respectively. During the years ended December 31, 2001, 2002, and 2003, research and development expenses paid to Cytogen for services under the Services Agreement were approximately $0, $73,000, and $214,000, respectively. Progenics was required to fund the initial cost of the research and development up to $3.0 million. As of December 31, 2001, Progenics had achieved the $3.0 million in funding for such research and development costs. Accordingly, each Member then made capital contributions of $900,000, $2.3 million, and $4.0 million in the years ended December 31, 2001, 2002 and 2003, respectively, to fund research and development costs and will share such future costs equally.

The level of commitment by the Members to fund the JV is based upon an annual budget that is approved by the Members. In the event that an annual budget is not approved beyond 2004, the Members are required to fund any remaining obligations of the JV in accordance with the LLC Agreement. All inventions made by the Members in connection with their services are assigned to the JV for its use and benefit.

The LLC Agreement and the Licensing Agreement terminate upon the last to expire of the patents granted by the Members to the JV, upon breach by a Member which is not cured within 60 days of written notice or upon the dissolution of the JV in accordance with the LLC Agreement.

4.    Collaboration Agreements

i. AlphaVax Human Vaccines, Inc.

In September 2001, the JV entered into a worldwide exclusive license agreement (the “AVX Agreement”) with AlphaVax Human Vaccines, Inc., to use the AlphaVax Replicon Vector system (the “AVRV System”) to conduct internal research and development to create a therapeutic prostate cancer vaccine incorporating the JV’s proprietary PSMA antigen. In consideration for the license, the JV paid a nonrefundable, noncreditable license fee and is obligated to pay additional payments upon the occurrence of certain defined milestones associated with the development and commercialization program for products incorporating the AVRV System (the “Products”). In addition, the JV is required to pay an annual maintenance fee until the commencement of commercial sales of Products and then royalties based on net sales of Products, subject to certain adjustments, exceptions and set off rights of the JV under defined circumstances. The AVX Agreement may be terminated, after an opportunity to cure, by AlphaVax under specified circumstances that include, among other things, the JV’s failure to achieve certain milestones which may be revised under certain circumstances. If not terminated early, the AVX Agreement continues until the later of (i) the expiration of the AVRV System patents or the invalidation of such patents or (ii) seven years after the First Commercial Sale, as defined, of a Product. The JV has the right to terminate the AVX Agreement upon 30 days prior written notice. The termination of the AVX Agreement could have a material adverse effect on the business of the JV. Although the JV intends to use its best efforts to comply with the terms of the AVX Agreement, there can be no assurances that the agreement will not be terminated.

PSMA Development Company LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.    Collaboration Agreements — (Continued)

ii. Abgenix, Inc.

In February 2001, the JV entered into an exclusive licensing agreement (the “ABX Agreement”) with Abgenix, Inc. (“Abgenix”), to use Abgenix’ XenoMouse technology (the “XenoMouse Technology”) for generating human antibodies to the JV’s proprietary PSMA antigen. In consideration for the license, the JV paid a nonrefundable, noncreditable license fee and is obligated to pay additional license fees on each of the first three anniversary dates and milestone payments upon the occurrence of certain defined milestones associated with the development and commercialization program for products incorporating an antibody generated utilizing the XenoMouse Technology (the “Antibody Products”). In addition, the JV is required to pay royalties based upon net sales of the Antibody Products, subject to certain set off rights of the JV under defined circumstances. The ABX Agreement may, upon a material breach, be terminated, after an opportunity to cure, by either party upon 30 days prior written notice. If not terminated early, the ABX Agreement continues the expiration of the JV’s obligation to pay royalties under the ABX Agreement. In August 2003, the JV entered into a manufacturing agreement with Abgenix (the “ABX Manufacturing Agreement “) for the production of clinical supplies in the PSMA human monoclonal antibody program. The JV has the right to terminate the ABX Agreement and the ABX Manufacturing Agreement upon 30 days prior written notice. The termination of the ABX Agreement and the ABX Manufacturing Agreement could have a material adverse effect on the business of the JV. Although the JV intends to use its best efforts to comply with the terms of the ABX Agreement and the ABX Manufacturing Agreement, there can be no assurances that the agreement will not be terminated.

In connection with all the agreements discussed above, the JV has recognized contractual payments, including license fees, which are included in research and development expenses, totaling approximately $400,000, $200,000, and $300,000 for the years ended December 31, 2001, 2002, and 2003, respectively. In addition, as of December 31, 2003, remaining payments in the event of achievement of milestones and defined objectives with respect to the above agreements total approximately $13.5 million. Future annual minimum royalties under the agreements described in (i) and (ii) above, are not significant. Upon termination of either agreement, only financial obligations maturing and accruing prior to such termination are due and payable.